UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2017

Bioverativ Inc.

(Exact name of registrant

as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)
001-37859		81-3461310
(Commission File Number)		(IRS Employer Identification No.)

225 Second Avenue, Waltham, Massachusetts 02451	Not Applicable
(Address of principal executive offices; Zip Code)	(Former name or former address, if changed since last report.)

Registrant’s telephone number, including area code: (781) 663-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).    Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01.  Entry into a Material Definitive Agreement.

On May 22, 2017, Bioverativ Inc. (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with True North Therapeutics, Inc., a Delaware corporation, (“True North”), TITN Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and the Equityholders’ Representative named therein. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into True North (the Merger), with True North surviving the Merger. As a result of the Merger, True North will become a wholly-owned subsidiary of the Company.

Bioverativ agreed to pay merger consideration of $400 million in cash upon consummation of the transaction. In addition, pursuant to the terms of the Merger Agreement, the equity holders of True North will be eligible to receive from the Company (i) up to $375 million in regulatory and development milestone payments upon achievement of specified regulatory and development milestones and (ii) up to $50 million in sales milestone payments based on achievement of an annual net sales milestone.

Following execution of the Merger Agreement, certain holders of True North capital stock executed a written consent approving and adopting the Merger and the Merger Agreement.

The Merger Agreement contains customary representations, warranties, covenants and indemnities. The completion of the Merger is subject to customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The companies anticipate that the transaction will be completed in mid-2017.

The upfront merger consideration is expected to be funded from cash on hand and debt.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01.  Other Events.

On May 23, 2017, the Company issued a press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Additional Information

The Merger Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, True North or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or True North or any of their respective subsidiaries or affiliates.  In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of such agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they may be modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.*

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Bioverativ Inc, True North Therapeutics, Inc., TITN Merger Sub, Inc, and the Equityholders’ Representative named therein, dated as of May 22, 2017.
99.1	Press Release issued by Bioverativ Inc. on May 23, 2017.

*     The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOVERATIV INC.

	By:	/s/Andrea DiFabio
Andrea DiFabio
Executive Vice President,
Chief Legal Officer and Secretary

Date: May 23, 2017